Exhibit 10.3

Execution Version

NOK 1,500,000,000

REVOLVING CREDIT FACILITY AGREEMENT

dated 7 September 2010

for

Seawell Limited

as Borrower

arranged by

Danske Bank A/S

as Mandated Lead Arranger and Underwriter

provided by

The banks and financial institutions

as Lenders

and

Danske Bank A/S

as Agent

Bugge, Arentz-Hansen & Rasmussen

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3
2.	THE FACILITY	11
3.	PURPOSE	12
4.	CONDITIONS PRECEDENT	12
5.	DRAWDOWN	13
6.	BANK GUARANTEES	14
7.	OPTIONAL CURRENCIES	15
8.	REPAYMENT	16
9.	PREPAYMENT AND CANCELLATION	16
10.	INTEREST	19
11.	INTEREST PERIODS	19
12.	CHANGES TO THE CALCULATION OF INTEREST	20
13.	FEES AND GUARANTEE COMMISSION	21
14.	TAX GROSS-UP AND INDEMNITIES	21
15.	INCREASED COSTS	22
16.	OTHER INDEMNITIES	23
17.	MITIGATION BY THE LENDERS	24
18.	COSTS AND EXPENSES	25
19.	SECURITY	25
20.	REPRESENTATIONS AND WARRANTIES	26
21.	INFORMATION UNDERTAKINGS	29
22.	FINANCIAL COVENANTS	31
23.	GENERAL UNDERTAKINGS	32
24.	EVENTS OF DEFAULT	35
25.	CHANGES TO THE PARTIES	37
26.	ROLE OF THE AGENT	40
27.	SHARING AMONG THE FINANCE PARTIES	44
28.	PAYMENT MECHANICS	46
29.	SET-OFF	48
30.	NOTICES	48
31.	CALCULATIONS	49
32.	MISCELLANEOUS	49
33.	GOVERNING LAW AND ENFORCEMENT	51

SCHEDULES

1	Lenders and Commitments
2	Conditions Precedent
3	Form of Drawdown Notice
4	Form of Utilisation Request
5	Form of Transfer Certificate
6	Form of Compliance Certificate
7	Mandatory Cost Formulae
8	Corporate Structure

THIS REVOLVING CREDIT FACILITY AGREEMENT is dated 7 September 2010 and made between:

(1)	Seawell Limited of Hamilton, Bermuda, with Bermuda registration number 40612, as borrower (the “Borrower”);

(2)	The banks and financial institutions listed in Schedule 1, as original lenders;

(3)	Danske Bank A/S of 75 King William Street London EC4N 7DT as facility agent (the “Agent”); and

(4)	Danske Bank A/S, as mandated lead arranger (the “Arranger”) and underwriter (the “Underwriter”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition” means the acquisition of all outstanding shares (including any preference shares) in ALY intended to take place by way of a merger with the US Subsidiary (the US Subsidiary being the acquiring company), and financed through (directly or indirectly) the issuance of shares in the Borrower.

“Additional Cost Rate” has the meaning given to it in Schedule 7 (Mandatory Cost Formulae);

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.am on a particular day.

“Agreement” means this revolving credit facility agreement, as it may be amended, supplemented and varied from time to time, including its schedules and any Transfer Certificate.

“ALY” means Allis-Chalmers Energy Inc.

“Applicable Margin” means 2.50% per annum.

“Availability Period” means the period from and including the date of this Agreement to and including 30 days prior to the Final Maturity Date.

“Available Commitment” means (a), in relation to the Facility, a Lender’s Commitment less the amount of its participation in the Loan(s) and/or (as the case may be for the Issuing Bank) in the Bank Guarantee(s) outstanding thereunder; and b) in relation to any proposed Loan or Utilisation, the amount of a Lender’s Commitment in such Loan or Utilisation, as the case may be.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment in the Facility subject to the limitations set out in Clause 5.2 (Completion of Drawdown Notice).

“Bank Guarantee(s)” means any guarantee, indemnity or other instrument for the purpose of the Guarantee Commitment in a form requested by the Borrower and agreed by the Issuing Bank.

“Base Currency” means NOK.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Drawdown Notice delivered by the Borrower (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three days before the Drawdown Date or if later, on the date the Agent receives the Drawdown Notice.

“Break Costs” means the amount (if any) by which:

a)

the interest which a Lender should have received for the period from the date of receipt of all or part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of such Loan or Unpaid Sum, had such Loan or Unpaid Sum been paid on the last day of that Interest Period; exceeds

b)

the amount which that Lender would be able to obtain by placing an amount equal to such Loan or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Oslo.

“Cash” means cash credited to an account with a bank in the name of a member of the Group and to which that member of the Group is beneficially entitled.

“Cash Equivalents” means marketable debt securities with a maturity of 12 months or less and with a short term debt rating of at least A1 by Standard & Poor’s Corporation or P1 by Moody’s Investors Services, Inc. to which a member of the Group is beneficially entitled.

“Close Related Party” has the meaning ascribed to it pursuant to the Norwegian private limited companies act of 1997 No. 44 section 1-5.

“Commitment(s)” means:

a)

in relation to a Lender, the amount set opposite its name under the heading “Commitments” in Schedule 1 (Lenders and Commitments) and the amount of any other Commitment transferred to it pursuant to Clause 25.2 (Assignments and transfers by the Lenders); and

b)

in relation to any New Lender, the amount of any Commitment transferred to it pursuant to Clause 25.2 (Assignments and transfers by the Lenders), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form as set out in Schedule 6 (Form of Compliance Certificate).

“Consolidated EBITDA” for any period, means the consolidated earnings before interest, tax, depreciation and amortisation for the Group it being understood that EBITDA from business sold or acquired during a measurement period shall be excluded or included as the case may be for the full measurement period.

“Consolidated Total Net Debt” means the consolidated amount of all obligations in respect of borrowings (including guarantees for such borrowings) less Cash and Cash Equivalents of the Group.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) become an Event of Default.

“Disposal” means a sale, transfer or other disposal (including by way of lease or loan) by the Borrower and/or any other member of the Group of all or part of its assets.

“Drawdown Date” means the Business Day on which the Borrower has requested a Loan to be made pursuant to this Agreement or, as the context requires, the date on which a Loan is actually made.

“Drawdown Notice” means a notice substantially in the form set out in Schedule 3 (Form of Drawdown Notice).

“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law.

“Environmental Claim” means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.

“Environmental Law” means any applicable law, regulation, convention or treaty in any jurisdiction in which the Borrower conduct business which relates to the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment.

“Equity” means, on any date, the book value of the Borrower’s, (on a consolidated basis) equity in accordance with US GAAP.

“Equity Ratio” means, in of any period, the ratio of Equity to Total Assets calculated on a 12 month rolling basis at the end of each calendar quarter and as evidenced in the Compliance Certificate.

“Event of Default” means any event or circumstance specified as such in Clause 24.1 (Events of Default).

“EURIBOR” means, in relation to any Loan in EUR:

a)	the applicable Screen Rate, or

b)

(if no Screen Rate is available for the Interest Period of that Loan or other sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, in both cases at or about 11.00 am (London time) on the second Business Day prior to the relevant Interest Period for the offering of deposits in EUR and for a period comparable to the Interest Period of that Loan or other sum.

“Existing Facility” means the NOK 1,500,000,000 credit facility provided to the Borrower, originally dated 21 December 2007 and subsequently amended by way of a first amendment and restatement agreement, a second amendment agreement and a third amendment agreement.

“Facility” means a multicurrency revolving credit facility in the original amount of NOK 1,500,000,000.

“Fee Letter” means any letter entered into by reference to this Agreement.

“Final Maturity Date” means 12 months from the date of this Agreement.

“Finance Documents” means this Agreement, any other document designated as such by the Agent and the Borrower and any other document which is executed at any time by the Borrower or any other person as security for the Borrower’s obligations to the Finance Parties hereunder or any of the other documents referred to herein or therein.

“Finance Party” means the Agent and the Lenders.

“Financial Indebtedness” means any indebtedness for or in respect of:

a)	moneys borrowed;

b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US GAAP, be treated as a finance or capital lease;

e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Financial Support” means any (whether actual or contingent) loan, credit or guarantee, indemnity or other assurance against financial loss to or for the benefit of any person, or otherwise any liability in respect of any obligation related to borrowed monies.

“Fokus Bank” means Fokus Bank, Norwegian branch of Danske Bank A/S.

“Group” means the Borrower and its Subsidiaries, except ALY and the US Subsidiary (as the case may be).

“Guarantee Commitment” means a commitment for a guarantee (either directly or through a Bank Guarantee) for the purposes of refinancing the bank debt in ALY or the US Subsidiary (as the case may be).

“Insurance Proceeds” means the proceeds of any insurance claim received by any member of the Group after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group.

“Intellectual Property Rights” means all registered patents, trade marks, service marks, trade names, design rights, copyright, titles, rights to know-how and other intellectual property rights.

“Interest Payment Date” means the last Business Day of each Interest Period.

“Interest Period” means, in relation to a Loan, each of the successive periods determined in accordance with Clause 11.1 (Selection of Interest Periods), and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“Issuing Bank” means Fokus Bank.

“John Fredriksen Family” means John Fredriksen, his direct lineal descendants, the personal estate of any of the aforementioned persons and any trust created for the benefit of one or more of the aforementioned persons or their estates.

“Lenders” means the banks and financial institutions listed in Schedule 1 (Lenders and Commitments) and any New Lender, which in each case has not ceased to be a Party in accordance with the terms of this Agreement and “Lender” means any one of them.

“Leverage Ratio” means, in respect of any period, the ratio of Consolidated Total Net Debt to Consolidated EBITDA calculated on a 12 month rolling basis at the end of each calendar quarter and as evidenced in the Compliance Certificate.

“LIBOR” means in relation to any Loan in an Optional Currency other than EUR and NOK:

a)	the applicable Screen Rate; or

b)

(if no Screen Rate is available for the Interest Period of that Loan or other sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, at or about 11.00 a.m. (London time) on the second Business Day prior to the relevant Interest Period for the offering of deposits in such Optional Currency and for a period comparable to the Interest Period of that Loan or other sum.

“Loan” means a loan drawn or to be drawn under the Facility or the aggregate principal amount of all Loans drawn under the Facility.

“Majority Lenders” means:

a)

if there are no Loans outstanding, a Lender or Lenders whose Commitments aggregate more than 66.67% of the Total Commitment or, if the Total Commitment have been reduced to zero, whose Total Commitments aggregated more than 66.67% of the Total Commitment immediately prior to the reduction; or

b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66.67% of the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 7 (Mandatory Cost Formulae);

“Material Adverse Effect” means an effect which, in the opinion of the Agent (acting reasonably), is likely to:

a)

be materially adverse to the ability of the Borrower to perform any of its material obligations (and, for the avoidance of doubt, all payment obligations shall be regarded as being material) under any of the Finance Documents as and when they fall due to be performed; and/or

b)	be materially adverse to the business, assets or financial condition of the Borrower.

“New Lender” has the meaning set out in Clause 25 (Changes to the Parties).

“NIBOR” means in relation to any Loan in NOK:

a)	the applicable Screen Rate; or

b)

(if no Screen Rate is available for the Interest Period of that Loan or other sum), the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Norwegian interbank market, at or about 12.00 a.m. (Oslo time) on the second Business Day prior to the relevant Interest Period for the offering of deposits in NOK and for a period comparable to the Interest Period of the that Loan or other sum.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.4 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the opening consolidated financial statement (balance sheet) of the Group as of 31 December 2009.

“Party” means a party to this Agreement (including its successors and permitted transferees).

“Quotation Day” means the day occurring two (2) Business Days prior to the commencement of an Interest Period.

“Reference Banks” means Fokus Bank and any other bank designated as such by the Agent.

“Screen Rate” means

a)	In relation to EURIBOR, the screen page EURIBOR 01 for EUR;

b)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for an Optional Currency for the relevant period other than EUR;

c)	in relation to NIBOR the screen page NIBP for the Base Currency for the relevant period; and

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;

“Security Interest” means any mortgage, charge (whether fixed or floating), encumbrance, pledge, lien, assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or other security interest or any other agreement or arrangement having the effect of conferring security.

“Share Pledge” means the pledge over all outstanding shares in ALY or, as the case may be, the US Subsidiary following the merger between ALY and the US Subsidiary, to be granted by the Borrower in favour of the Agent (on behalf of the Finance Parties) subsequent to completion of the Acquisition.

“Subsidiary” means an entity from time to time of which a person:

a)	has direct or indirect control; or

b)	owns directly or indirectly more than fifty (50) per cent (votes and capital),

for these purposes, an entity shall be treated as being controlled by a person if that person is able to direct its affairs and/or control the composition of its board of directors or equivalent body.

“Tax on Overall Net Income” means a Tax imposed on a Finance Party by the jurisdiction under the laws of which it is incorporated, or in which it is located or treated as resident for tax purposes, on:

a)	the net income, profits or gains of that Finance Party world wide; or

b)	such of the net income, profits or gains of that Finance Party as are considered to arise in or relate to or are taxable in that jurisdiction.

“Taxes” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge together with interest thereon and penalties in respect thereof and “tax” and “taxation” shall be construed accordingly.

“Termination Event” has the meaning ascribed to that term in Clause 9.2 (Termination Event – Mandatory Prepayment).

“Total Assets” means, on any date, book value of the Borrower’s (on a consolidated basis) assets in accordance with US GAAP.

“Total Commitment” means NOK 1,500,000,000.

“Transfer Certificate” means a certificate substantially in the form as set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in respect of a Transfer (as defined in Clause 25.2 (Assignments and transfers by Lenders), the proposed Transfer Date as set out in the Transfer Certificate relating to the Transfer.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US GAAP” means the generally accepted accounting principles of the United States of America.

“US Subsidiary” means the US company to be established for the purpose of the Acquisition, and to be owned 100% per cent by the Borrower.

“Utilisation” means a utilisation of a Bank Guarantee.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Bank Guarantee is to be issued.

“Utilisation Request” means a notice substantially in the form set out in Schedule 4.

“VAT” means value added tax.

1.2	Construction

In this Agreement, unless the context otherwise requires:

(a)	Clause and Schedule headings are for ease of reference only;

(b)	words denoting the singular number shall include the plural and vice versa;

(c)	references to Clauses and Schedules are references, respectively, to the Clauses and Schedules of this Agreement;

(d)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

(e)

references to “control” means the power to appoint a majority of the board of directors or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

(f)	references to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(g)

references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body, corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality);

(h)	references to “certification” or “certificate” means a statement in original by an authorised signatory; and

(i)	currency codes shall be interpreted as set out in ISO 4217:2001 as amended (www.iso.ch)

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower a revolving credit facility in the aggregate equivalent amount of the Total Commitment expressed in NOK and not exceeding the Available Facility.

2.2	Finance Parties’ rights and obligations

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts utilised by it to refinance the Existing Facility and, following completion of the Acquisition, enable the Borrower to offer the Guarantee Commitment to ALY or the US Subsidiary (as the case may be).

3.2	Monitoring

Without prejudice to the obligations of the Borrower under this Clause 3, no Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS PRECEDENT

4.1	Initial conditions precedent

The Borrower may not deliver a Drawdown Notice or (in respect of Bank Guarantees) a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2, Part 1 (Conditions precedent), in form and substance satisfactory to the Agent.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.5 (Lenders’ participation) if on the date of a Drawdown Notice or Utilisation Request and on the proposed Drawdown Date/Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the representations and warranties contained in Clause 19 (Representations and warranties) (deemed to be repeated on those dates) are true and correct in all material respects.

4.3	Waiver of conditions precedent

The conditions specified in this Clause 4 are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of the Majority Lenders).

4.4	Conditions relating to Optional Currencies

A currency will constitute an Optional Currency if:

(a)	it is readily available in the amount required and freely convertible into the Base Currency; and

(b)

it is EUR, USD, GBP, JPY, SEK or any other currency convertible into EUR in the London interbank market and acceptable to the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Drawdown Notice.

4.5	Maximum number of Loans

The Borrower may not deliver a Drawdown Notice or a Utilisation Request in relation to the Facility if, as a result of the proposed Loan, fifteen (15) or more Loans would be outstanding.

5.	DRAWDOWN

5.1	Delivery of the Drawdown Notice

The Borrower may utilise the Facility (except for the Bank Guarantees) by delivering to the Agent a duly completed Drawdown Notice no later than 10:00 hours (London time) three (3) Business Days prior to the proposed Drawdown Date.

5.2	Completion of the Drawdown Notice

A Drawdown Notice is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Drawdown Date is a Business Day within the relevant Availability Period;

(b)	the currency and amount specified is in compliance with the provisions of Clause 5.3 (Currency and amount);

(c)	the proposed Interest Period complies with Clause 11 (Interest Periods), and

(d)	only one Loan is requested in the Drawdown Notice.

5.3	Currency and amount

(a)	The currency specified in a Drawdown Notice must be the Base Currency or an Optional Currency.

(b)	The amount of a proposed Loan must be:

(i)	if the currency selected is the Base Currency, an amount which is a minimum of NOK 20,000,000 or, if less, the Available Facility for the time being; or

(ii)	if the currency selected is an Optional Currency, an amount, the Base Currency Amount of which is a minimum of NOK 20,000,000 or, if less, the Available Facility for the time being; and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility at such time.

5.4	Availability

Any amount of the Commitment not utilised by the expiry of the relevant Availability Period shall automatically be cancelled at close of business in London on such date.

5.5	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Drawdown Date.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the requested Loan.

(c)

The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan.

5.6	Bank Guarantees

(a)	The Facility may be utilised by way of Bank Guarantees.

(b)

The Borrower may request a Bank Guarantee to be issued by delivery to the Issuing Bank, of a duly completed Utilisation Request not later than 10 Business Days prior to the proposed Utilisation Date of such Bank Guarantee.

(c)	Each Utilisation Request for a Bank Guarantee is irrevocable and will not be regarded as having been duly completed unless

(i)	it specifies that it is for a Bank Guarantee;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency (being either the Base Currency or an Optional Currency) of the Bank Guarantee is specified;

(iv)	the amount of the Bank Guarantee is specified;

(v)	the purpose of the Bank Guarantee is explained and approved by the Issuing Bank (such approval not to be unreasonably withheld or delayed);

(vi)	the form of Bank Guarantee is attached; and

(vii)	the form of Bank Guarantee and the instructions set out therein are acceptable to the Issuing Bank (approval not to be unreasonably withheld or delayed).

(d)	Provided that the conditions set out in this Clause 5.6 are met, the Issuing Bank shall issue the Bank Guarantee on the Utilisation Date.

6.	BANK GUARANTEES

6.1	Claims under a Bank Guarantee

(a)

The Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Bank Guarantee requested by it and which appears on its face to be in good order. The Borrower shall immediately on demand pay to the Issuing Bank an amount equal to the amount paid by the Issuing Bank in respect of any claim.

(b)	The Borrower acknowledges that the Issuing Bank

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(c)	The obligations of the Borrower under this Clause 6 will not be affected by

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

6.2	Indemnities

(a)

The Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Bank Guarantee requested by (or on behalf of) the Borrower.

(b)

Each Lender shall (according to its participation) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the guarantor under any Bank Guarantee.

(c)	The Borrower shall immediately on demand reimburse any Lender for any payment such Lender makes to the Issuing Bank in respect of that Bank Guarantee.

7.	OPTIONAL CURRENCIES

7.1	Selection of currency

The Borrower shall select the currency of a Loan.

7.2	Unavailability of a currency

If before 11.00 am (London time) on a Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested for a Loan is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it;

the Agent will give notice to the Borrower to that effect by 3.00 pm (London time) on that day. In this event, any Lender that gives notice pursuant to this Clause 7.2 will be required to participate in a requested Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.	REPAYMENT

8.1	Repayment and roll-over of Loans

The Borrower shall repay each Loan in full on the last day of its Interest Period, however so that where a Loan (the “New Loan”) is, subject to and in accordance with the other terms of this Agreement, to be made on a day which another Loan (the “Maturing Loan”) is due to be repaid, then:

(a)	the Maturing Loan shall be deemed to be repaid on the last day of its Interest Period to the extent that the amount of the New Loan is equal to or greater than the amount of the Maturing Loan; and

(b)

to that extent, the amount of the New Loan shall be deemed to have been credited to the account of the Borrower, and the Lenders shall only be obliged to make available an amount equal to the amount by which amount the New Loan exceeds the Maturing Loan.

If the Borrower has not delivered a Drawdown Notice in respect of a Maturing Loan in accordance with Clause 5.1 (Delivery of a Drawdown Notice), the Maturing Loan shall, subject to the other provisions of this Agreement, be automatically rolled over with an Interest Period of three (3) months.

8.2	Final Maturity Date

(a)	On the Final Maturity Date the Borrower shall repay all Loans then outstanding under this Agreement in full, together with all other sums due and outstanding under the Finance Documents at such date.

(b)

If a Bank Guarantee is outstanding on the Final Maturity Date, the Borrower shall provide cash cover to an account with the Issuing Bank in an amount equal to the outstanding amount under the respective Bank Guarantee(s).

9.	PREPAYMENT AND CANCELLATION

9.1	Mandatory cancellation and prepayment – illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loans:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)

the Agent shall promptly notify the Borrower (specifying the obligations, the performance of which is thereby rendered unlawful, and the law giving rise to the same) upon receipt of notification in accordance with paragraph a) above;

(c)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately reduced to zero and cancelled; and

(d)

the Borrower shall prepay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

9.2	Termination Event – mandatory prepayment

Each of the events or circumstances (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person) set out in this Clause 9.2 a) shall constitute a Termination Event:

(a)	Change of control.

(i)

if at any time, from the period up to the time of the initial public offering of the Borrower on the Oslo Stock Exchange or the London Stock Exchange (as the case may be); Seadrill Limited and/or Hemen Holding Limited (or another company controlled more than 50 % by the John Fredriksen Family) ceases to own a minimum of 50,1% of the voting shares and capital of the Borrower; and

(ii)

if at any time in the period thereafter; one or more persons alone or acting in concert, other than Seadrill Limited and/or Hemen Holding Limited (or another company controlled more than 50 % by the John Fredriksen Family) gains control of more than 33 1/3 of the shares in the Borrower.

(b)

On and at any time after the occurrence of a Termination Event (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person), the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(i)	cancel the Total Commitment whereupon it shall immediately be cancelled;

(ii)

declare that all or part of the Loans together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be due and payable immediately after the occurrence of the Termination Event;

(iii)

take any action, exercise any other right or pursue any other remedy conferred upon the Agent or the Finance Parties by this Agreement or by any applicable law or regulation or otherwise as a consequence of the occurrence of such Termination Event.

9.3	Mandatory Reduction– Disposal and Insurance Proceeds

The Total Commitment shall be reduced in the following amounts:

(a)	the amount of any net proceeds from a Disposal exceeding NOK 75,000,000 per calendar year (the “Disposal Proceeds”) upon receipt of such amount;

(b)	the amount of any Insurance Proceeds exceeding NOK 75,000,000 upon receipt of such amount.

The Borrower shall, on the dates described in sub-clause a) –b) above reduce the Commitment with an equivalent amount as described in sub-clause a) – b). In the event that the relevant Disposal Proceeds or Insurance Proceeds are not available for reductions due to legal limitations, the relevant Disposal Proceeds or Insurance Proceeds shall be applied for reductions within such limitations as instructed by the Agent acting on the instructions of the Majority Lenders. Such Disposal Proceeds or Insurance Proceeds shall, as soon as they are available to the relevant member of the Group, be deposited on a separate account and, if permitted by law, pledged in favour of the Agent (on behalf of itself and the Finance Parties), until the legal limitations cease. In such event the reduction requirement hereunder shall be suspended until the legal limitations ceases.

9.4	Voluntary cancellation

(a)

The Borrower may, by giving the Agent not less than ten (10) days’ prior notice, cancel all or part of the Total Commitment (but if in part, in a minimum of the Base Currency Amount of NOK 10,000,000 and an integral multiple of NOK 10,000,000).

(b)

Any notice of cancellation shall be irrevocable and shall specify the date on which the cancellation shall take effect and the amount of the cancellation. The Agent shall promptly notify the Lenders of receipt of any such notice.

(c)

The Borrower may not utilise any part of the Facility which has been cancelled. Any cancellation of the Facility shall reduce each Lender’s Commitment rateably and shall reduce the Facility by the aggregate amount so cancelled.

(d)	The Borrower may not cancel all or part of the Facility except as expressly provided in this Agreement.

9.5	Terms and conditions for prepayments and cancellation

9.5.1	Irrevocable notice

Any notice of prepayment or cancellation by the Borrower under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date upon which the prepayment or cancellation is to be made.

9.5.2	Additional payments

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.5.3	Time of prepayment and cancellation

The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Total Commitment except at the times and in the manner expressly provided for in this Agreement.

9.5.4	No reinstatement

No amount of the Total Commitment cancelled under this Agreement may subsequently be reinstated.

9.5.5	Forwarding of notice of prepayment and cancellation

If the Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to the Borrower or the affected Lender, as appropriate.

9.5.6	Application

Any amount prepaid and/or cancelled pursuant to this Clause 9 shall reduce rateably each Lender’s participation in the Loans, except for the event described in Clause 9.1 (Mandatory cancellation and reduction – Illegality) in which event the affected Lender’s participation shall be reduced.

10.	INTEREST

10.1	Calculation of interest

The rate of interest for the Loans for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Applicable Margin;

(b)	the relevant NIBOR, LIBOR or EURIBOR; and

(c)	the Mandatory Cost, if any.

10.2	Payment of interest

The Borrower shall pay accrued interest on the Loans on each Interest Payment Date (and if the Interest Period is longer than three (3) months, on the date falling at three (3) monthly intervals after the first day of the Interest Period).

10.3	Default interest

If the Borrower fails to pay any amount payable by it under the Finance Documents on its due date, interest shall accrue on the overdue amount from the due date and up to the date of actual payment (both before and after judgment) at a rate determined by the Agent to be two per cent (2.00%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Borrower on demand by the Agent. Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in a Drawdown Notice.

(b)	Each Drawdown Notice is irrevocable and must be received by the Agent not later than 10:00 hours (London time) four (4) Business Days before the commencement of that Interest Period.

(c)	The Borrower may select an Interest Period of one (1), three (3) or six (6) months or any such other period agreed between the Borrower and the Agent (on behalf of the Lenders).

(d)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date, but shall be shortened so that it ends on the Final Maturity Date.

(e)	Each Interest Period for a Loan shall start on the relevant Drawdown Date or (if already made) on the last day of its preceding Interest Period.

11.2	Non-Business Day

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.3	Notification of Interest Periods

The Agent will notify the Borrower and the Lenders of the Interest Periods determined in accordance with this Clause 11.

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Market disruption

(a)

If a Market Disruption Event occurs in relation to the Loans for any Interest Period, then the rate of interest on each Lender’s share of the Loans for the relevant Interest Period shall be the rate per annum which is the sum of:

(i)	the Applicable Margin;

(ii)

the rate notified to the Agent by that Lender as soon as practicable (and in any event before interest is due to be paid in respect of that Interest Period), to be that which expresses, as a percentage rate per annum, the cost to that Lender of funding its participation in the Loans from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the relevant Loan.

(b)	In this Agreement, “Market Disruption Event” means:

(i)

in respect of the Base Currency at or about 12:00 hours (Oslo time) on the Quotation Day for the relevant Interest Period, NIBOR is not available, in respect of an Optional Currency (other than EUR) at or about 11:00 hours (London time) on the Quotation Day for the relevant Interest Period, LIBOR is not available and in respect of EUR at or about 11:00 hours (Brussels time) on the Quotation Day for the relevant Interest Period, EURIBOR is not available; or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the relevant Loan exceeds fifty per cent (50.00%) of the Loan) that the cost to it or them of obtaining matching deposits in the relevant interbank market would be in excess of NIBOR, LIBOR or EURIBOR.

12.2	Alternative basis of interest or funding

If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest for the relevant Loan. Any alternative basis agreed pursuant to this Clause 12.2 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.3	Break Costs

The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Cost attributable to all or any part of a Loan or an Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for such Loans or Unpaid Sum.

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Cost for any Interest Period in which they accrue.

13.	FEES AND GUARANTEE COMMISSION

13.1	Commitment fee

The Borrower shall pay to the Agent (for distribution among the Lenders) a commitment fee of 40% of the Applicable Margin on the Lenders’ Available Commitment accruing from the date of this Agreement and up until the end of the Availability Period, payable quarterly in arrears.

13.2	Guarantee commission

The Borrower shall pay to the Issuing Bank a guarantee commission in respect of the Bank Guarantees in an amount equal to the Applicable Margin, payable quarterly in arrears.

13.3	Other fees

The Borrower shall pay such other fees as set out in the Fee Letter.

14.	TAX GROSS-UP AND INDEMNITIES

14.1	Taxes

14.1.1	No withholding

All payments by the Borrower under the Finance Documents shall be made free and clear of and without deduction or withholding for or on account of any Tax or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax deduction or withholding is required by law.

14.1.2	Tax gross-up

(a)

The Borrower shall promptly upon becoming aware that it must make a Tax deduction or withholding (or that there is any change in the rate or the basis of a Tax deduction or withholding) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Lender.

(b)	If a Tax deduction or withholding is required by law to be made by the Borrower:

(i)

the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax deduction or withholding) leaves an amount equal to the payment which would have been due if no Tax deduction or withholding had been required; and

(ii)	the Borrower shall make that Tax deduction or withholding within the time allowed and in the minimum amount required by law.

(c)

Within thirty (30) days of making either a Tax deduction or withholding or any payment required in connection with that Tax deduction or withholding, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.2	Tax indemnity

The Borrower shall (within three (3) Business Days of demand by the Agent) pay to the Agent for the account of the relevant Finance Party an amount equal to the loss, liability or cost which a Finance Party determines will be or has been (directly or indirectly) suffered for or on account of any Tax by such Finance Party in respect of a Finance Document, save for any Tax on Overall Net Income assessed on a Finance Party or to the extent such loss, liability or cost is compensated under Clause 14.1 (Taxes).

14.3	VAT

All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Document shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrower shall pay to the Agent for the account of such Finance Party (in addition to the amount required pursuant to the Finance Documents) an amount equal to such VAT.

15.	INCREASED COSTS

15.1	Increased Costs

(a)

The Borrower shall, upon demand from the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (including any laws and regulations implementing new or modified capital adequacy requirements) or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement, the term “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

(c)

A Finance Party intending to make a claim pursuant to this Clause 15.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower. Each Finance Party shall as soon as practicable after a demand by the Agent, provide a confirmation showing the amount of its Increased Costs.

15.2	Exceptions

Clause 15.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax deduction or withholding required by law to be made by the Borrower;

(b)	compensated for by Clause 14.1 (Taxes) or Clause 14.2 (Tax Indemnity);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the relevant Finance Party or its affiliates of any law or regulation.

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)

If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings,

the Borrower shall, as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

The Borrower shall, within three (3) Business Days of demand, indemnify each Finance Party against any costs, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)

a failure by the Borrower to pay any amount due under the Finance Documents on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)

the funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Drawdown Notice but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

16.3	Indemnity to the Agent and Arranger

The Borrower shall promptly indemnify the Agent or Arranger against any cost, loss or liability incurred by the Agent or Arranger (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a possible Event of Default; or

(b)	acting or verifying any notice, request or instruction which it reasonably believes to be genuine, correct or appropriately authorised.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

Without in any way limiting the obligations of the Borrower hereunder, each Finance Party shall, in consultation with the Borrower, take all reasonable steps for a period of fifteen (15) Business Days) to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of:

(a)	Clause 9.1 (Mandatory reduction and cancellation – Illegality);

(b)	Clause 14 (Tax gross-up and indemnities);

(c)	Clause 15 (Increased Costs); and

(d)	Schedule 7 (Mandatory Cost Formulae)

including (but not limited to) transferring its rights and obligations under the Finance Documents to another affiliate.

A Finance Party is not obliged to take any steps under this Clause 17.1 if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.2	Indemnity

The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Borrower shall promptly on demand pay to the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, perfection, execution, registration and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

19.	SECURITY

The Borrower’s obligations and liabilities under the Finance Documents, including (without limitation) the Borrower’s obligation to repay the Loans together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrower towards the Finance Parties in connection with the Finance Documents, shall immediately after completion of the Acquisition and in any event within 30 days after completion of the Acquisition, and at any and all times thereafter until all amounts due to the Finance Parties hereunder have been paid and/or repaid in full, be secured by the Share Pledge.

The Borrower undertakes to execute or procure the execution of such further documentation as the Agent may reasonable require in order for the relevant Finance Parties to maintain the security position envisaged hereunder.

20.	REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each Finance Party as follows:

20.1	Status

The Borrower and each Subsidiary is a limited liability company, duly incorporated and validly existing under the laws of incorporation of the relevant company and has the power to own its assets and carry on its business as it is currently being conducted.

20.2	Binding obligations

The Finance Documents to which the Borrower is a party constitute the legal, valid, binding and enforceable obligations, and, save as provided herein or therein and/or as have been or shall be completed prior to the relevant Drawdown Date, no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable against the Borrower.

20.3	No conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation or any order or decree of any governmental agency or court by which it is bound;

(b)	any constitutional documents of the Borrower; or

(c)	any agreement or document to which it is a party or by which it or any of its assets are bound.

20.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary actions to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5	Authorisations and consents

All authorisations, approvals, consents and other matters, official or otherwise, required by it in connection with the entering into, performance, validity and enforceability of the Finance Documents and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect.

20.6	Taxes

It has complied with all material taxation laws in all jurisdictions where it is subject to taxation and has paid all material Taxes and other amounts due to governments and other public bodies. No claims are being asserted against it with respect to any Taxes or other payments due to public or governmental bodies. It is not required to make any withholdings or deductions for or on account of Tax from any payment it may make under any of the Finance Documents.

20.7	No Default

No Default or Termination Event is continuing or might reasonably be expected to result from the making of the Loans. No other event or circumstances is outstanding which constitutes a default or (with the expiry of a grace period, giving of notice or the making of any determination or any combination of the foregoing) might constitute a default under any other agreement or instrument which is binding on it or any of its Subsidiaries (if any) or to which its (or any of its Subsidiaries’ (if any)) assets are subject and which might have a Material Adverse Effect.

20.8	No misleading information

Any factual information, documents, exhibits or reports relating to the Borrower or the Group and which have been furnished to the Finance Parties by or on behalf of the Borrower are complete and correct in all material respects, including the corporate structure set out in Schedule 8 and do not contain any material misstatement of fact or omit to state a fact making such information, exhibits or reports misleading in any material respect.

20.9	Original Financial Statements

(a)

Complete and correct. The Original Financial Statements fairly and accurately represent the assets, liabilities and the financial condition of the Borrower and the Group and have been prepared in accordance with US GAAP consistently applied.

(b)

No undisclosed liabilities. As of the date of the Original Financial Statements, neither the Borrower nor any of the Borrower’s Subsidiaries have had any material liabilities, direct or indirect, actual or contingent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against in the Original Financial Statements or in the notes thereto.

(c)

No material change. Since the date of the Original Financial Statements, there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of the Borrower or the Group taken as a whole.

20.10	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations preferred by mandatory law applying to companies generally.

20.11	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect, have (to the best of its knowledge and belief) been started or threatened against it.

20.12	No immunity

The execution and delivery by it of each Finance Document to which it is a party constitute, and its exercise of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes, and it will not (except for bankruptcy or any similar proceedings) be entitled to claim for itself or any or all of its assets immunity from suit, execution, attachment or other legal process in any other proceedings taken in Norway in relation to any Finance Document.

20.13	No winding-up

It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its reorganisation, winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets.

20.14	Environmental compliance

The Borrower has performed and observed in all material respects all Environmental Laws, Environmental Approvals and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance.

20.15	Environmental Claims

No Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against the Borrower or any of its Subsidiaries where that claim would be reasonably likely, if adversely determined, to have a Material Adverse Effect on the Borrower.

20.16	No money laundering

It will be acting for its own account in relation to each Loan and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (91/308/EEC) and Directive 2001/97 of the European Parliament and of 4 December 2001 amending Council Directive 91/308).

20.17	Ownership of Assets including Intellectual Property Rights

The Borrower and each of its Subsidiaries has good title to or valid leases or licences of or is otherwise entitled to use and permit to use all assets necessary to conduct its business in all material ways and particularly:

(a)

is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property Rights which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

(b)	does not (nor does any of its Subsidiaries), in carrying on its business, infringe any Intellectual Property Rights of any third party in any material respect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain all registered Intellectual Property Rights owned by it.

20.18	Repetition

The representations and warranties set out in this Clause 20 are deemed to be made by the Borrower on the date of this Agreement and shall be deemed to be repeated:

(a)	on the date of a Drawdown Notice;

(b)	on each Drawdown Date;

(c)	on the delivery date of a Compliance Certificate; and

(d)	on the first day of each Interest Period.

21.	INFORMATION UNDERTAKINGS

The Borrower gives the undertakings set out in this Clause 21 to each Finance Party and such undertakings shall remain in force throughout the term of this Agreement.

21.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies certified (by an authorised signatory) for all of the Lenders:

(a)

as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of the Borrower’s financial years the audited consolidated and unconsolidated financial statements for that financial year;

(b)

as soon as the same become available, but in any event within sixty (60) days after the end of each financial quarter of the Borrower’s financial years, unaudited consolidated financial statements for that financial quarter;

(c)	within 15 December of each year provide the Agent with a budget for the next year in sufficient detail as required by the Agent.

(d)	notwithstanding the terms of this Clause 21.1, the Agent may require the Borrower to provide any other information as the Agent may reasonably request from time to time.

21.2	Compliance Certificate

The Borrower shall supply to the Agent together with each set of financial statements referred to in Clause 21.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial covenants) as at the date at which those financial statements were drawn up. Each Compliance Certificate shall be signed by an officer appointed by the Chief Executive Officer of the Borrower.

21.3	Requirements as to financial statements

(a)

The Borrower shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) is prepared using US GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in US GAAP, the accounting practices or reference periods and its auditors deliver to the Agent a description of an change necessary for those financial statements to reflect US GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared.

(b)

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

21.4	Information - miscellaneous

The Borrower shall notify the Agent and/or supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all material documents dispatched by the Borrower to its shareholders, or its creditors generally at the same time as they are dispatched;

(b)

immediately upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower or any of its Subsidiaries which might, if adversely determined, have a Material Adverse Effect; and

(c)

immediately such other information of any member of the Group as any Finance Party (through the Agent) may reasonably request, including but not limited to the business, operations, assets, operations, dealings with shareholders or any Close Related Party.

21.5	Notification of default

(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.6	Notification of Environmental Claims

The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against the Borrower; and

(b)	of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against the Borrower,

where the claim would be reasonably likely, if determined against the Borrower, to have a Material Adverse Effect.

21.7	Know your customer requirements

(a)

The Borrower must promptly on the request of any Finance Party or prospective New Lender supply to that Finance Party or prospective New Lender any documentation or other information which is reasonably requested by that Finance Party (whether for itself or on behalf of any Finance Party or any prospective New Lender) to enable a Finance Party or prospective New Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)

Each Lender must promptly on the request of the Agent supply to the Agent any documentation or other evidence which is reasonably required by the Agent to carry out and be satisfied with the results of all applicable know your customer requirements.

21.8	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status or ownership of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of sub-clause (iii) above, any prospective New Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-clause (iii) above, on behalf of any prospective New Lender) in order for the Agent, such Lender or, in the case of the event described in sub-clause (iii) above, any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.	FINANCIAL COVENANTS

22.1	Leverage Ratio

The Borrower will procure that, throughout the term of this Agreement, the Leverage Ratio of the Borrower shall not be higher than 3.0.

22.2	Equity Ratio

The Borrower will procure that throughout the term of this Agreement the Equity Ratio shall be at least 25%.

22.3	Financial testing

The financial covenants set out in this Clause 22 shall be calculated the first time on 30 September 2010 based on the quarterly accounts ending on that date and each quarter end thereafter in accordance with US GAAP unless otherwise adjusted herein and tested by reference to the latest financial statements (whether audited or unaudited) and/or each Compliance Certificate. Additionally, the financial covenants shall be calculated based on the audited annual financial statements by reference to the Compliance Certificate.

23.	GENERAL UNDERTAKINGS

The Borrower gives the undertakings set out in this Clause 23 to each Finance Party and such undertakings shall remain in force throughout the term of this Agreement.

23.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

23.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

23.3	Negative pledge

Except as permitted pursuant to sub-clauses (a) - (d) below the Borrower shall not create or permit to subsist any Security Interest over any of the assets:

(a)	any Security Interest existing at the date of this Agreement and as disclosed to and approved by the Agent in writing is permitted to subsist;

(b)

any right of netting or set-off arrangement in respect of (x) an overdraft facility provided by the Agent in the equivalent amount of NOK 100,000,000 but only to the extent the netting and set-off relates to accounts within the overdraft facility system, or (y) interest and currency hedging subject to a master agreement on terms and conditions standard within the industry and without providing a Security Interest;

(c)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group; and

(d)

any Security Interest arising under any retention of title or other arrangement with similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard and usual terms and not as a result of any default or omission by any member of the Group.

23.4	Acquisition and Merger

With the exception of the Acquisition, the Borrower shall not and shall procure that no other member of the Group, without the prior written consent of the Agent, such consent not to be unreasonably withheld, enter into any amalgamation, merger or acquisition of a business in excess of a gross value (enterprise value) of NOK 500,000,000.

23.5	Disposal restrictions

The Borrower shall not and shall procure that no other member of the Group, without the prior written consent of the Agent, enters into a Disposal in excess of NOK 75,000,000, unless the Borrower complies with Clause 9.3 (Mandatory Reduction – prepayment – Disposal and Insurance Proceeds).

23.6	No dividend

Except with the prior written consent of the Agent (not to be unreasonably withheld) and always provided the Borrower shall be in compliance with the terms of this Agreement after any such payment, the Borrower will not pay any form of dividend, enter into any derivatives on shares issued by a member of the Group or make other distributions to any of its shareholders.

23.7	Financial Indebtedness restrictions

The Borrower shall not and shall procure that no other member of the Group incurs any Financial Indebtedness without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), except for any Financial Indebtedness up to NOK 100,000,000, excluding an overdraft facility provided by Fokus Bank in the amount of NOK 100,000,000.

23.8	Financial Support

(a)	The Borrower shall not and shall procure that no other member of the Group incur or allow to subsist any Financial Support, except for:

(i)	any Financial Support up to USD 40,000,000 for the purposes of refinancing the bank debt in ALY or the US Subsidiary (as the case may be); and

(ii)	an overdraft facility provided by Fokus Bank in the amount of NOK 100,000,000.

(b)	The restrictions in paragraph a) above do not apply to:

(i)	any Financial Support made or allowed to subsist by the Borrower or any member of the Group in the ordinary course of the trading activities of that member of the Group;

(ii)	any Financial Support consented to in writing by the Majority Lenders; and

(iii)	Financial Support otherwise permitted under this Agreement.

23.9	Investments

With the exception of the Acquisition, the Borrower shall not and shall procure that no other member of the Group makes or promises to make any investments and/or capital expenditure in excess of the aggregate of NOK 300,000,000 for 2010 and NOK 200,000,000 for each calendar year thereafter, exclusive of capital expenditure related to the modular rig under construction for the account of the Borrower at Streicher with scheduled delivery in the fourth quarter of 2010, without the prior written consent of the Agent (acting on the instructions of the Majority Lenders). The Agent upon receiving consent from the Majority Lenders, may but shall not be obliged to, provide consent for investments in lump sum amounts and for unspecified investments.

23.10	Dealings between members of the Group and ALY /US Subsidiary

Except for as set out in Clause 23.8(a) (i), the Borrower shall not (and shall ensure that each other member of the Group do not) conduct any dealings or enter into any transactions with ALY, the US Subsidiary (as the case may be) or any of its subsidiaries.

23.11	Nature and Conduct of Business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower and the Group from that carried on at the date of this Agreement and further shall:

(a)	carry on and conduct its business in a proper and efficient manner hereunder ascertaining a prudent interest and currency strategy;

(b)

ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions, and will obtain and use its best endeavours to maintain all franchises, rights, consents, licences, permissions and approvals necessary for the conduct of its business;

(c)

pay and discharge all taxes, assessments and governmental charges prior to the date on which the same shall become overdue unless and to the extent only that such taxes, assessments and charges shall be contested by any of them in good faith by appropriate proceedings, pending determination of which payment may lawfully be withheld, provided that there shall have been set aside adequate reserves with respect to any such taxes, assessments or charges so contested in accordance with generally accepted principles;

(d)	claim all tax refunds and relief payments promptly; and

(e)	not change its residence for tax purposes.

23.12	Intellectual Property Rights

The Borrower shall, and ensure that the other members of the Group will, take all necessary action to protect, maintain and keep in full force and effect all the rights and benefits of any member of the Group in relation to any Intellectual Property Rights which is suitable and material to such member of the Group.

23.13	Insurance

(a)

The Borrower shall maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default.

24.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error affecting the transfer of funds despite timely payment instructions by the Borrower; and

(b)	payment is made within three (3) Business Days of its due date.

24.2	Financial covenants

Any requirement in Clause 22 (Financial covenants) is not satisfied at any time.

24.3	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2(Financial covenants).

(b)

No Event of Default under paragraph a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) running days of the earlier of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

24.4	Misrepresentations

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any of the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

24.5	Cross default

(a)	Any Financial Indebtedness of the Borrower or any other member of the Group is not paid when due nor within any originally applicable grace period;

(b)

any Financial Indebtedness of the Borrower or any other member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(c)

any commitment for any Financial Indebtedness of the Borrower or any other member of the Group is cancelled or suspended by a creditor of the Borrower or any other member of the Group as a result of an event of default (however described); or

(d)

any creditor of the Borrower or any other member of the Group and entitled to declare any Financial Indebtedness of the Borrower or any other member of the Group due and payable prior to its specified maturity as a result of an event of default (however described)

in circumstances where the aggregate amount of all such Financial Indebtedness referred to in all or any of sub-clauses (a) to (d) is NOK 5,000,000 (or its equivalent in other currencies) or more.

24.6	Insolvency

(a)

The Borrower or any member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower or any other member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of the Borrower or any other member of the Group.

24.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme or arrangement or otherwise) of the Borrower or any other member of the Group ;

(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or any other member of the Group;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator or other similar officer in respect of the Borrower or any other member of the Group; or

(d)	enforcement of any Security Interest over any assets of the Borrower or any other member of the Group.

24.8	Creditor’s process

Any attachment or execution affects any asset or assets of the Borrower or any member of the Group having an aggregate value of NOK 5,000,000.

24.9	Unlawfulness

It is or becomes unlawful for the Borrower and/or any of the parties to any of the Finance Documents to perform any of their respective obligations under the Finance Documents.

24.10	Material adverse change

Any event or series of events occur which, in the opinion of the Agent (on behalf of the Lenders), might have a Material Adverse Effect on the Borrower or the Group taken as a whole.

24.11	Litigation

There is current, pending or threatened any claims, litigation, arbitration or administrative proceedings against a member of the Group which might, if adversely determined, have a Material Adverse Effect on the Borrower.

24.12	Acceleration

Upon the occurrence of an Event of Default, the Agent may, and shall if so directed by the Majority Lenders, by written notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)

declare that all or part of the Loans together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be either immediately due and payable and/or payable upon demand, whereupon they shall become either immediately due and payable or payable on demand;

(c)	declare that all outstanding Bank Guarantees be cash collateralised, whereupon they shall immediately be cash collateralised in a manner acceptable to the Agent.

(d)	increase the Applicable Margin by 2 per cent units;

(e)	start enforcement in respect of the Security Interests established by the Security Documents; and/or

(f)

take any other action, with or without notice to the Borrower, exercise any other right or pursue any other remedy conferred upon the Agent or the Finance Parties by any of the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

25.	CHANGES TO THE PARTIES

25.1	No assignment by the Borrower

The Borrower may not assign or transfer or have assumed any part of, or any interest in, its rights and/or obligations under the Finance Documents.

25.2	Assignments and transfers by the Lenders

A Lender (the “Existing Lender”) may at any time assign, transfer or have assumed its rights or obligations under the Finance Documents (a “Transfer”) to:

(a)	another Existing Lender or an affiliate of an Existing Lender; or

(b)

provided no Event of Default is continuing, after prior consent of the Borrower, such consent not to be unreasonably withheld, another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”); or

(c)	if an Event of Default is continuing, after consulting the Borrower (other than to another Existing Lender or an affiliate of an Existing Lender), a New Lender.

25.3	Limitations of responsibility of Existing Lenders

25.3.1	The Borrower’s performance, etc

Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of the Borrower;

(c)	the performance and observance by the Borrower’s obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with the Finance Documents or any other document.

25.3.2	New Lender’s own credit appraisal, etc

Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)

has made (and will continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)

will continue to make its own independent appraisal of the creditworthiness of the Borrower and related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

25.3.3	Re-transfer to an Existing Lender, etc

Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

25.4	Procedure for transfer

Any Transfer shall be effected as follows:

(a)

the Existing Lender must notify the Agent of its intention to Transfer all or part of its rights and obligations by delivering a duly completed Transfer Certificate to the Agent duly executed by the Existing Lender and the New Lender;

(b)

subject to Clause 25.2 (Assignments and transfers by the Lenders), the Agent shall as soon as reasonably possible after receipt of a Transfer Certificate execute the Transfer Certificate and deliver a copy of the same to each of the Existing Lender and the New Lender; and

(c)	subject to Clause 25.2 (Assignments and transfers by the Lenders), the Transfer shall become effective on the Transfer Date.

25.5	Effects of the Transfer

On the Transfer Date:

(a)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Borrower and the Existing Lender shall be released from further obligations to one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (the “Discharged Rights and Obligations”);

(b)

the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(c)

the Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an original Lender hereunder with the rights and/or obligations acquired or assumed by it as a result of the Transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

25.6	Further assurances

The Borrower undertakes to procure that in relation to any Transfer, the Borrower shall (at its own cost) at the request of the Agent execute such documents as may in the discretion of the Agent be necessary to ensure that the New Lender attains the benefit of the Finance Documents.

25.7	Disclosure of information

Any Lender may disclose:

(a)	to any of its affiliates and a potential assignee;

(b)

to whom that Lender enters into (or may potentially enter into) any transfer of a participation or sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; and

(c)	to whom, to the extent that, information is required to be disclosed by any applicable law,

such information about the Borrower and the Finance Documents as that Lender shall consider appropriate, provided that such disclosure shall, as contemplated in b) hereof, be subject to the prior written approval by the Borrower, such approval not to be unreasonably withheld, if such potential assignee is not an affiliate of any of the Lenders.

26.	ROLE OF THE AGENT

26.1	Appointment and authorisation of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other reasonable incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

The Agent shall not have any duties or responsibilities except those expressly set forth in the Finance Documents, and the Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall:

(a)	promptly forward to a Party the original or a copy of any document which is delivered to it in its capacity as Agent for the attention of that Party by another Party;

(b)	supply the other Finance Parties with all material information which the Agent receives from the Borrower;

(c)	if it receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance is an Event of Default, promptly notify the Finance Parties; and

(d)	from it receives sufficient information; promptly notify the Lenders of the occurrence of any Event of Default arising under Clause 24 (Events of Default).

26.3	Relationship

The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement shall be construed as to constitute the Agent or the Finance Parties as trustee or fiduciary for any other person, and neither the Agent nor the Finance Parties shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

26.4	Business with the Borrower

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.

26.5	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document reasonably believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as Agent for the Lenders) that:

(i)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default under Clause 24.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Agent may engage, pay for and rely on the advise or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 7 (Mandatory Cost Formulae).

(g)

Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of duty of confidentiality or render it liable to any person.

26.6	Majority Lenders’ instructions

(a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)

The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders) the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.7	Responsibility for documentation

The Agent:

(a)

is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Borrower or any other person in or in connection with any Finance Document; or

(b)

is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made in anticipation of or in connection with any Finance Document.

26.8	Exclusion of liability

(a)

Without limiting paragraph b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee and agent of the Agent may rely on this Clause 26.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)

Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

26.9	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then reduced to zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

26.10	Resignation of the Agent

(a)	The Agent may resign and appoint one of its affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)

Alternatively the Agent may, upon prior written consent of the Borrower, such consent not to be unreasonably withheld, resign by giving notice to the other Finance Parties and the Borrower in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph b) above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent, having sufficient experience in the administration of facilities comparable to this Facility.

(d)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon appointment of a successor.

(f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

After prior written consent of the Borrower, such consent not to be unreasonably withheld, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph b) above. In this event, the Agent shall resign in accordance with paragraph b) above.

26.11	Confidentiality

(a)	In acting as agent for the Finance Parties the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.12	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including (without limitation):

(a)	the financial condition, status and nature of the Borrower;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document, entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.13	Conduct of business of the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or to the extent, order or manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payment to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall promptly, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received by or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower, and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights

(a)

On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 27, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal proceedings, if:

(i)	it notified that other Finance Party of the legal proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did do so as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

All payments by the Borrower or a Lender under the Finance Documents shall be made:

(a)	to the Agent to its account with such office or bank as the Agent may from time to time designate in writing to the Borrower or a Lender for this purpose; and

(b)

for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to the Borrower) and 28.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice.

28.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 29 (Set-off)), apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of currency to be so applied.

28.4	Clawback

(a)

Where a sum is to be paid to the Agent under the Finance Documents for distribution to another Party, the Agent is not obliged to pay that sum to that other Party until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount was paid by the Agent shall on demand refund the same amount to the Agent, together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Partial payments

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(a)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest (including default interest), fee or commissions due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

28.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Payment on non-Business Days

(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

The Borrower shall pay:

(a)	any amount payable under this Agreement, except as otherwise provided for herein, in the Base Currency; and

(b)	all payments of Unpaid Sum, costs and Taxes in the currency in which the same were incurred.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.	SET-OFF

A Finance Party may, to the extent permitted by applicable law, set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligations owed by that Finance Party to the Borrower, whether matured or not, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communication in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by telefax or letter. Any such notice or communication addressed as provided in Clause 30.2 (Addresses) will be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party;

(b)	if by telefax, when received.

However, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.

30.2	Addresses

Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address and telefax number of each Party and marked for the attention of the department or persons set out below and, in case of any New Lender, to the address notified to the Agent:

If to the Agent:	In respect of agency matters:
Danske Bank A/S 75 King William Street London EC4N 7DT England
	Attention:	Julie Smyth
	E-mail:	synlon@uk.danskebank.com
	Telefax:	+44 20 7410 8008

In respect of administrative matters:
Danske Bank A/S c/o Fokus Bank (being the Norwegian Branch of Danske Bank A/S) Søndre gt. 15

N-7466 Trondheim
Norway
Attention:	Internasjonal Finansiering – Maria Reguilon Aune
E-mail:	int.finansiering@fokus.no
Telefax:	+47 85 40 79 69

If to the Borrower:

Seawell Limited c/o Seawell Management AS
Løkkeveien 107
P.O.Box 332
4002 Stavanger
Norway

Fax: +47 51 30 97 19
Att: CFO

or any substitute address and/or telefax number and/or marked for such other attention as the Party may notify to the other Agent (or the Agent may notify the other Parties if a change is made by the Agent) by not less than five (5) Business Days’ prior notice.

30.3	Communication with the Borrower

All communication from or to the Borrower shall be sent through the Agent.

30.4	Language

Communication to be given by one Party to another under the Finance Documents shall be given in the English language or, if not in English and if so required by the Agent, be accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

31.	CALCULATIONS

All sums falling due by way of interest, fees and commissions under the Finance Documents accrue from day-to-day and shall be calculated on the basis of the actual number of days elapsed and a calendar year of 360 days, except of GBP which shall be calculated based on a calendar year of 365 days. The calculations made by the Agent of any interest rate or any amount payable pursuant to this Agreement shall be conclusive and binding upon the Borrower in the absence of any manifest error.

32.	MISCELLANEOUS

32.1	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.

32.2	Remedies and waivers

No failure to exercise, nor any delay in exercising on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

32.3	Amendments and waivers

32.3.1 Required consents

(a)

Subject to Clause 32.3.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the written consent of the Majority Lenders, and the Borrower and any such amendment will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 32.3.

32.3.2 Exceptions

An amendment to or waiver that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders”;

(b)	an extension of the date of any payment of any amount under the Finance Documents;

(c)	a reduction in Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or extension of any Commitment;

(e)	a term of the Finance Documents which expressly requires the consent of all the Lenders;

(f)	a proposed substitution or replacement of the Borrower; or

(g)	a change of Clauses 2.2 (Finance Parties rights and obligations), 19 (Security), 23.13 (Insurance), 25 (Changes to the Parties) and this Clause 32.3,

shall not be made without the prior written consent of all the Lenders.

An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.

32.4	Disclosure of information and confidentiality

Each of the Finance Parties may disclose to each other or to their professional advisers any kind of information which the Finance Parties have acquired under or in connection with any Finance Document. The Parties are obliged to keep confidential all information in respect of the terms and conditions of this Agreement. This confidentiality obligation shall not apply to any information which:

(a)	is publicised by a Party as required by applicable laws and regulations;

(b)	has entered the public domain or is publicly known, provided that such information is not made publicly known by the receiving Party of such information; or

(c)	was or becomes, as the Party is able to demonstrate by supporting documents, available to the such Party on a non-confidential basis prior to the disclosure thereof.

32.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.6	Process Agent

The Borrower hereby irrevocably:

(a)

appoints Seawell Management AS (organisation number 991 478 345) as its agent for the service of process and/or any other writ, notice, order or judgment in respect of this Agreement and/or the matters arising herefrom.

(b)	agrees that failure by such process agent to notify the Agent of the process will not invalidate the proceedings concerned.

If any process agent appointed pursuant to this Clause 32.6 (or any successor thereto) shall cease to exist for any reason where process may be served, the Borrower will forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the Agent thereof.

33.	GOVERNING LAW AND ENFORCEMENT

33.1	Governing law

This Agreement shall be governed by Norwegian law.

33.2	Jurisdiction

(a)

For the benefit of each Finance Party, the Borrower agrees that the courts of Oslo, Norway, have jurisdiction to settle any disputes arising out of or in connection with the Finance Documents including a dispute regarding the existence, validity or termination of this Agreement, and the Borrower accordingly submits to the non-exclusive jurisdiction of the Oslo District Court (Norwegian: Oslo tingrett).

(b)

Nothing in this Clause 33.2 shall limit the right of the Finance Parties to commence proceedings against any the Borrower in any other court of competent jurisdiction. To the extent permitted by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

* * *

SIGNATORIES

The Borrower

Seawell Limited

Name:

The Lenders

Fokus Bank (being the Norwegian Branch of Danske Bank A/S)

Name:

The Issuing Bank

Fokus Bank (being the Norwegian Branch of Danske Bank A/S)

Name:

The Mandated Lead Arranger and Underwriter

Danske Bank A/S

Name:

The Agent

Danske Bank A/S

Name:

SCHEDULE 1

LENDERS AND COMMITMENTS

Lenders	Commitment
Fokus Bank, Norwegian Branch of Danske Bank A/S	NOK 1,500,000,000

Total Commitments	NOK 1,500,000,000

SCHEDULE 2

Part 1

CONDITIONS PRECEDENT

1.	The Borrower

1.1	A copy of the constitutional documents of the Borrower.

1.2	A copy of a resolution of the board of directors of the Borrower:

1.2.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party; and

1.2.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf.

1.3	Such documentation or other information requested by the Agent to carry out and be satisfied with the results of all applicable know your customer requirements.

2.	Legal opinions

2.1	A legal opinion from Bugge, Arentz-Hansen & Rasmussen, legal adviser to the Arranger and the Agent in Norway, substantially in the form distributed to the Lenders prior to signing this Agreement.

3.	Finance Documents, duly executed

3.1	This Agreement.

3.2	The Fee Letter.

4.	Other documents and evidence

4.1	The Original Financial Statements.

4.2	A copy of the shareholder structure of the Group.

4.3	Evidence satisfactory to the Agent of compliance with Clause 23.13 (Insurance).

4.4

A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

4.5	Evidence that the fees, costs and expenses then due from the Borrower have been paid or will be paid by the first Drawdown Date.

Part 2

CONDITIONS SUBSEQUENT

(TO BE IN PLACE WITHIN 30 DAYS AFTER THE ACQUISITION)

1.	ALY/ US Subsidiary

1.1	A copy of the constitutional documents of ALY or the US Subsidiary (as the case may be).

2.	Finance Documents, duly executed

2.1	The Share Pledge, duly perfected.

3.	Legal opinions

3.1	A legal opinion in respect of the Share Pledge from such counsel as appointed by the Agent in the relevant jurisdiction.

SCHEDULE 3

FORM OF DRAWDOWN NOTICE

To:	Danske Bank A/S

75 King William Street

London EC4N 7DT

Fax: + 44 20 7410 8008

Tel: + 44 20 7410 8099/8159

Att: Julie Smyth

E-mail: synlon@uk.danskebank.com

Att:	Loan Administration

From:	Seawell Limited

Date:	[ ]

SEAWELL LIMITED – NOK 1,500,000,000 REVOLVING CREDIT FACILITY AGREEMENT DATED 7 SEPTEMBER 2010 (THE “AGREEMENT”)

We refer to Clause 5.1 (Delivery of a Drawdown Notice) of the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Drawdown Notice.

(a)	You are hereby irrevocably notified that we wish to make the following drawdown:

(b)	Proposed Drawdown Date:	[ ]

(c)	Currency of Loan:	[ ]	Base Currency/Optional Currency

(d)	Base Currency Amount:	[ ]	or, if less, the Available Facility

(e)	Interest Period:	[ ]

(f)	The proceeds of this Loan should be credited to [account].

(g)

We confirm that, as of the date hereof (i) each condition specified in Clause 4 (Conditions Precedent) of the Agreement is satisfied; (ii) each of the representations and warranties set out in Clause 20 (Representations and warranties) of the Agreement is true and correct; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute an Event of Default.

Yours sincerely for and on behalf of

By:

Name:
Title:	[authorised officer]

SCHEDULE 4

FORM OF UTILISATION REQUEST

From:	Borrower

To:	Fokus Bank, Norwegian branch of Danske Bank A/S as Issuing Bank

Dated:

Dear Sirs

SEAWELL LIMITED– NOK 1,500,000,000 REVOLVING CREDIT FACILITY AGREEMENT DATED 7 SEPTEMBER 2010 (THE “AGREEMENT”)

We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

1.	We request that you issue a Bank Guarantee on the following terms:

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

Currency of Bank Guarantee:	[—]

Amount:	[—]

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

3.	The proceeds of this Bank Guarantee shall be utilised towards securing [describe purpose of the Bank Guarantee].

4.	This Utilisation Request is irrevocable.

Yours sincerely for and on behalf of

By:
Name: Title:	[authorised officer]

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	Danske Bank A/S

75 King William Street

London EC4N 7DT

Fax: + 44 20 7410 8008

Tel: + 44 20 7410 8099/8159

Att: Julie Smyth

E-mail: synlon@uk.danskebank.com

Att:	Loan Administration

From:	[—] (the “Existing Lender” and [—] (the “New Lender”)

Date:	[—]

SEAWELL LIMITED– NOK 1,500,000,000 REVOLVING CREDIT FACILITY AGREEMENT DATED 7 SEPTEMBER 2010 (THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

With reference to Clause 25 (Changes to the Parties):

(a)	The Existing Lender, in its capacity as Lender under the Agreement, confirms that it participates with [ ] per cent of the Total Commitments.

(b)

The Existing Lender hereby transfers to the New Lender [    ] per cent of the Total Commitments as specified in the Schedule hereto, and of the equivalent rights and interest in all Finance Documents, and the New Lender hereby accepts such transfer from the Existing Lender in accordance with the terms set out herein and Clause 25 (Changes to the Parties) of the Agreement and assumes the same obligations to the other Finance Parties as it would have been under if it was an original Lender.

(c)	The proposed Transfer Date is [•], as from which date the Transfer of such portion of the Total Commitments shall take full legal effect.

(d)

The New Lender confirms that it has received a copy of the Agreement, together with such other information as it has required in connection with this transaction. The New Lender expressly acknowledges and agrees to the limitations on the Existing Lender’s responsibility set out in Clause 25.3(Limitations of responsibility of Existing Lenders) of the Agreement.

(e)

The New Lender hereby undertakes to the Existing Lender and the Borrower that it will perform in accordance with the terms and conditions of the Agreement all those obligations which will be assumed by it upon execution of this Transfer Certificate.

(f)	The address, telefax number and attention details for notices, as well as the account details of the New Lender, are set out in the Schedule.

(g)	This Transfer Certificate is governed by Norwegian law, with Oslo City Court (Norwegian: Oslo tingrett) as legal venue.

The Schedule

Commitments/rights and obligations to be transferred

I	Existing Lender:	[ ]

II	New Lender:	[ ]

III	Total Commitments of Existing Lender:	NOK [ ]

IV	Aggregate amount transferred:	NOK [ ]

V	Total Commitments of New Lender:	NOK [ ]

VI	Transfer Date:	[ ]

Administrative Details / Payment Instructions of New Lender

Notices to New Lender:

[            ]

[            ]

Att:         [            ]

Telefax no:         + [            ]

[Insert relevant office address, telefax number and attention details for notices and payments to the New Lender.]

Account details of New Lender: [Insert relevant account details of the New Lender.]

Existing Lender:	New Lender:
[—]	[—]

By:	By:
Name:	Name:
Title:	Title:

This Transfer Certificate is accepted and agreed by the Agent and the Transfer Date is confirmed as [—].

Agent:
Danske Bank A/S

By:
Name:
Title:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	Danske Bank A/S

75 King William Street

London EC4N 7DT

Fax: + 44 20 7410 8008
Tel: + 44 20 7410 8099/8159
Att: Julie Smyth
E-mail: synlon@uk.danskebank.com

Fokus Bank, Norwegian Branch of Danske Bank A/S, as Agent
N-7466 Trondheim
Norway

Fax: + 47 85 40 79 90
Att: Large Corporates

From:	Seawell Limited

Date:	[ ]

SEAWELL LIMITED– NOK 1,500,000,000 REVOLVING CREDIT FACILITY AGREEMENT DATED 7 SEPTEMBER 2010 (THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Compliance Certificate.

With reference to Clauses 21.2 (Compliance certificate) and 22 (Financial covenants) of the Agreement, we confirm that as at [—] [insert relevant Date]:

1.	Leverage Ratio.

The Consolidated Total Net Debt was [            ] and the Consolidated EBITDA was [            ]. The Leverage Ratio was [            ].

2.	Equity Ratio

The Equity was [            ] and the Total Assets was [            ]. The Equity Ratio was [            ].

3.	Other Confirmation

We further confirm that, as of the date hereof:

(i)	the all assets are insured against relevant risks and prudent amounts as required pursuant to the Agreement;

(ii)	each of the representations and warranties set out in Clause 20(Representations and warranties) of the Agreement is true and correct; and

(iii)	no event or circumstances has occurred and is continuing which constitute or may constitute and Event of Default.

Yours sincerely

for and on behalf of

Seawell Limited

By:
Name:
Title: [authorised officer]

SCHEDULE 7

MANDATORY COST FORMULAE

1.

The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of a central bank and/or the relevant financial services authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.

The Additional Cost Rate for any Lender lending from a facility office in a participating member state of the EEA will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that facility office) of complying with the minimum reserve requirements of the relevant central bank in respect of Loans made from that facility office.

4.	The Additional Cost Rate for any Lender lending from a facility office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a Sterling Loan:

per cent. per annum

(b)	in relation to a Loan in any currency other than GBP:

per cent. per annum.

Where:

A

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B

is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E

is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per GBP 1,000,000.

5.	For the purposes of this Schedule:

Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

Fees Rules means the rules on periodic fees contained in the FSA Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

Fee Tariffs means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per GBP 1,000,000 of the Tariff Base of that Reference Bank.

8.

Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.

The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.

The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.

The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.

Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.

The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 8

CORPORATE STRUCTURE

Ownership equal to 100%, when ownership percentage not specified C6 Technologies AS will be owned 50% when share agreement is signed. Viking Intervention Technology AS will be 100% owned by C6.(Changes assumed to take place during the summer 2010)

E
Seadrill Limited (Bermuda) 36832
73,79%
Seawell Ltd (Bermuda) LE 170 40612
Seawell Overseas Contracting Ltd (Hong Kong) LE 305 - 1305452
Seawell Services Ltd (Hong Kong) LE 408 0793601
Seawell Holding UK Ltd (UK) LE303 - 06370628
Seawell Management AS (Norway) LE 171 991 478 345
Seawell Emerald Ltd (Bermuda) LE XXX 42786
Seawell Oil Tools Ltd (Bermuda) LE XXX 43716
Seawell America Inc (USA) LE201
Seawell Ltd (UK) LE 301 SC229291
Seawell Management Services Ltd (UK) LE 302 – SC226977
Seawell Drilling Ltd (UK) LE 304 - SC134920
Seawell Offshore Denmark AS (Denmark) LE 501 27963315
Seawell Norge AS (Norway) LE 173 991 478 450
99,9%
0,1%
SEAWELL DO BRASIL SERVICOS DE PETROLEO LTDA Cnpj #10.709.132/0001-40
Tecwel AS LE176 983 784 275
98,99%
Seawell Oil Tools AS LE175 968 145 843
42,64%
Wellbore Solutions AS LE174 987 043 849
Seawell AS LE 102 934 361 156
C6 Technologies AS LE 994 967 908
Tecwel Inc. Houston, USA 800322653
Tecwel Telemetri AS 989 622 676
Tecwel LTD. Aberdeen, UK SC299667
Ros Technology AS 980 973 484 fusjonsplan med mor vedtatt.
Peak Well Solutions AS 988 047 651
Viking Intervention Technology AS LE 990 947 422